Exhibit 1.01

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Public Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Factory Builds Industry Momentum with

Record Software Licenses in Q2 2007

CDC Software’s Manufacturing Operations Management Solution

Selected by Leading Food Processors

HONG KONG, ATLANTA – July 23, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that during the second quarter of 2007, leading food manufacturers selected its recently launched CDC Factory solution to integrate factory scheduling, real-time performance management and analytics.

In the second quarter 2007, CDC Factory sales grew by more than 76% compared to prior best-quarter sales of the combined solutions. Also during the quarter, current customers of the solution, leveraging the measured success of their CDC Factory deployments, expanded their licenses to expand their deployments to additional factories.

“We are very pleased with the rapid growth in customer adoption of CDC Factory,” said Eric Musser, CEO of CDC Software. “This accelerating demand from new customers and our feedback from current customers, in terms of measured impact on their businesses, is clear validation of our vision and strategy in the marketplace as vertical industry specialists. The process manufacturing industries are a strategic area of focus for us and we will continue to lead with innovative solutions that uniquely address key requirements and create measurable value.”

CDC Factory is the first packaged manufacturing operations management solution that integrates finite factory scheduling, manufacturing execution systems (MES), real-time performance management, quality, maintenance and analytics processes so all users — from shop floor operators to executive management — can make real-time actionable decisions throughout the plant and across the enterprise. The solution is specifically designed to address the requirements of food and beverage, consumer products and pharmaceuticals manufacturers and is typically implemented and producing positive returns in 8 weeks or less. The solution is a tightly integrated combination of technologies from two of CDC Software’s recently acquired companies, as well as internal R&D investments.

According to a recent AMR Research article, “With the introduction of CDC Factory, CDC Software sets a new bar for ERP providers with manufacturing aspirations. It now offers a highly usable, comprehensive suite of manufacturing operations abilities that are purpose-built for the specific needs of food, beverage, and consumer products (CP) companies that aren’t planning to extend their general purpose ERP systems down into the shop-floor environment. It also provides arguably more prepackaged manufacturing operations functionality—finite capacity scheduling, maintenance management, quality management, and operations intelligence functionality, specifically—than the majority of best-of-breed MES products available for manufacturers in CDC’s target markets.” The article further states, “CDC Factory throws a curve ball at a market that’s been perpetuating aging manufacturing application silos and lacking innovative business models.”

New customers of CDC Factory in Q2 2007 included Windsor Foods, American Popcorn Company and Bay Valley Foods. Windsor Foods, a leading manufacturer of frozen ethnic foods and appetizers, is expecting its plant-wide implementation of CDC Factory to save it several hundred thousand dollars per year by delivering significant percentage-point improvements in the key areas of labor utilization, materials and packaging waste and administration time. The initial CDC Factory implementation will take place at Windsor’s manufacturing facility in Toluca, Ill., with potential subsequent rollouts to the company’s other eight sites over the next 18 months.

Windsor Foods’ recent acquisitions, including that of Specialty Brands in 2004, had effectively doubled the size of the company. After a period of consolidation, the company’s focus turned to a drive for increased profitability in an extremely competitive market space, further challenged by increasingly unfavorable commodities pricing. To achieve this goal, Windsor Foods required a detailed view of its manufacturing performance to identify the greatest opportunities for improvement and a systematic method of unlocking those benefits. Existing methods of collecting production data could not provide that information or the required methodology.

“After a detailed evaluation of nine vendors, we selected CDC Factory,” said Steve Leins, vice president, Operations for Windsor. “CDC Factory stood out from the beginning because it offered a full end-to-end solution versus a single point solution. It also includes the most usable interface in our opinion, and ‘out-of-the-box’ functionality. The 3-day performance review conducted by CDC Software lets us see a working prototype of the product, in our setting, with data directly from our factory floor. This experience gave us a great baseline to know exactly which areas we will target first for immediate improvements. Another important decision point for us was the fact that the CDC team recognized the need to manage the culture change that a project like this facilitates. No other vendor had a method for managing this change.”

“CDC Factory is a truly unique solution in the marketplace and rapidly gaining momentum as process manufacturers learn what can be accomplished with this new class of packaged applications for manufacturing operations management,” said Mark Sutcliffe, general manager of CDC Factory. “We are also excited to see several multi-plant manufacturers adopting CDC Factory as part of their enterprise-wide strategy. As we have been doing with all of our customers, we look forward to working closely with these new customers to ensure their rapid deployments and successful attainment of their targeted operational improvements.”

About CDC Factory
CDC Factory is the first packaged manufacturing operations management system that transforms manufacturing performance by empowering people to make real-time actionable decisions. By standardizing the best practices of lean manufacturing, OEE (Overall Equipment Effectiveness) and continuous improvement, CDC Factory provides a real-time framework that integrates scheduling, operations, quality and maintenance. Specifically designed for food and beverage, pharmaceutical packaging and consumer packaged goods manufacturers, CDC Factory enables real-time decision making to support a demand-driven strategy at all levels in the organization, from factory floor operators to executive management. Leading manufacturers are using CDC Factory to reduce operating costs and waste, unlock hidden capacity, improve customer service and employee satisfaction, while minimizing risk by assuring regulatory compliance. For more information, visit: www.cdcfactory.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to CDC Factory, reducing waste, reducing overhead costs, increasing overall equipment effectiveness, and increase the number of units produced per man-hour and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the process manufacturing industry; the continued ability of CDC Factory solutions to address industry-specific requirements of companies in the process manufacturing industry; demand for and market acceptance of new and existing CDC Factory solutions; development of new functionalities which would allow process manufacturers to compete more effectively and changes in the type of information required to compete in the process manufacturing industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.